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AT&T Corp.

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SBC To Acquire AT&T, Creates Premier, Global
Provider for New Era of Communications

•	$16 billion transaction brings together industry leaders with highly complementary strengths and customer bases

•	Combines AT&T’s national and global IP-based networks and expertise with SBC’s strong local exchange, broadband and wireless assets

•	New company to accelerate customer transition to advanced IP solutions and services

•	Significant synergies expected to make transaction cash flow positive in 2007 and generate earnings per share growth in 2008

San Antonio, Texas and Bedminster, New Jersey, Jan. 30, 2005 —
SBC Communications Inc. (NYSE:SBC) and AT&T (NYSE:T) announced today an agreement for SBC to acquire AT&T, a combination that creates the nation’s premier communications company with unmatched global reach.

The transaction combines AT&T’s global systems capabilities, business and government customers, and fast-growing Internet protocol (IP)-based business with SBC’s extraordinary local exchange, broadband and wireless solutions. Both companies have common values focused on customer service, innovation and reliability.

     The combined company will have robust, high-quality network assets, both in the United States and around the globe, and complementary expertise and capabilities. It will have the resources and skill sets to innovate and more quickly deliver to customers the next generation of advanced, integrated IP-based wireline and wireless communications services.

     For SBC, the combination provides immediate global leadership in the enterprise segment where corporations and governments require complex communication solutions and services and access to advanced national and global networks.

     Under terms of the agreement, approved by the boards of directors of both companies, shareholders of AT&T will receive total consideration currently valued at $19.71 per share, or approximately $16 billion.

     AT&T shareholders will receive 0.77942 shares of SBC common stock for each common share of AT&T. Based on SBC’s closing stock price on Jan. 28, 2005, this exchange ratio equals $18.41 per share. In addition, at the time of closing, AT&T will pay its shareholders a special dividend of $1.30 per share. The stock consideration in the transaction is expected to be tax-free to AT&T shareholders.

     The acquisition, which is subject to approval by AT&T’s shareholders and regulatory authorities, and other customary closing conditions, is expected to close by the first half of 2006.

“RENEW AMERICA’S LEADERSHIP IN COMMUNICATIONS TECHNOLOGY”

“Today’s agreement is a huge step forward in our efforts to build a company that will lead an American communications revolution in the 21st century,” said Edward E. Whitacre Jr., SBC chairman and chief executive officer.

     “We are combining AT&T’s national and global networks and expertise with SBC’s strong platforms and skills in local exchange service, wireless and broadband,” Whitacre said. “It’s a great combination.

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     “The communications industry is undergoing a profound transformation as it transitions to unified, IP-based networks capable of delivering a host of integrated services,” Whitacre said. “To manage this evolution, customers need a partner with the resources to provide new service platforms and product sets, while maintaining world-class reliability and security. This merger creates that company.

     “We will have the intellectual and financial resources to spur innovation and propel America’s communications industry forward, harnessing IP technology to deliver exciting new services,” Whitacre said. “We will renew America’s leadership in communications technology, with products and services that set the standard for how businesses and individuals communicate. AT&T’s voice over IP platforms and other technological innovations will be leveraged to offer more choices and new services to consumers nationally across any network platform.”

      “The combination of these two strong, complementary companies will ensure that together we will have all the capabilities necessary to compete successfully in serving a broad range of customers across the country and around the globe,” said David W. Dorman, AT&T chairman and chief executive officer. “Together, SBC and AT&T will be a stronger U.S.-based global competitor capable of delivering the advanced network technologies necessary to offer integrated, high-quality and competitively priced communications services to meet the evolving needs of customers worldwide.”

COMPLEMENTARY, WORLD-CLASS ASSETS

SBC and AT&T have highly complementary world-class assets and industry-leading capabilities.

     SBC has broad and transferable strengths in local service, with 52 million access lines and dense local access network capabilities to deliver voice and data services to consumers and businesses of all sizes.

     SBC is an industry leader in high-speed broadband, with 5.1 million DSL Internet lines and a local broadband network covering 77 percent of its local customer locations. In addition, SBC has nationwide wireless coverage through its 60 percent ownership of Cingular Wireless, which has 49 million subscribers across the country.

Combined Company’s Strategic Profile

The combined company will have significantly greater capabilities than either company has today or could develop on their own:

•	Outstanding network reach – wireline and wireless

•	Superior product and service offerings

•	Strong brands, diversified revenue and high-quality customer base

•	World-class sales, marketing and technical support capabilities

•	Extensive global service platforms

•	Deep technology know-how and ability to innovate

•	Experienced, proven management team

     AT&T brings to the combined company the world’s most advanced communications network to meet the sophisticated data communication needs of large businesses with multiple locations. AT&T serves virtually every member of the Fortune 1000. Its global network spans more than 50 countries and connects virtually every country and territory around the world. AT&T has 26 advanced Internet Data Centers, 13 in the United States and 13 in other countries worldwide.

     Beyond its network capabilities, AT&T has complementary assets that will allow SBC to bring a full range of innovative voice and data services to customers around the world. These include a broad, high-end enterprise customer base, proven sales expertise in complex communications solutions, and an advanced product portfolio including a broad range of IP-based services. In addition, AT&T has the world’s premier communications research organization, AT&T Labs, which has more than 5,600 patents, issued or pending, worldwide.

FINANCIAL EXPECTATIONS

SBC and AT&T expect the proposed transaction will yield a net present value of more than $15 billion in synergies, net of the cost to achieve them. The synergies ramp quickly with a net annual run rate of $2 billion or greater beginning in 2008.

     Almost all of the synergies will come from reduced costs over and above expected cost improvements from the companies’ ongoing productivity initiatives. Nearly half of the total net synergies are expected to come from network operations and IT, as facilities and operations are consolidated. Approximately 25 percent are expected to come from the combined business services organizations, as sales and support functions are combined.

Complementary Strengths

•	Broad customer base in consumer as well as small, medium and large business

•	Dense local-access capabilities

•	Extensive local broadband network

•	Through Cingular Wireless, nationwide wireless footprint and customer base

•	Strong financial position

•	Strong high-end enterprise and government customer base

•	State-of-the-art nationwide and global network

•	Advanced capabilities in data and IP-based services

•	Robust suite of enterprise products and services

•	Proven sales and service expertise for complex communications solutions

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About 10 to 15 percent of the synergies are expected to come from eliminating duplicate corporate functions. Approximately 10 to 15 percent of expected synergies come from revenues, as the combined company migrates service offerings to new customer segments.

     SBC has also taken a conservative approach modeling expected AT&T revenues. AT&T’s revenues have declined over recent years as it has transitioned from a voice long distance business to an emphasis on business and data markets, and those declines are expected to continue. At the same time, AT&T’s next-generation IP and e-services revenues grew 11 percent in 2004.

     SBC expects the acquisition will slow its revenue growth rate in the near term following closing. New revenue opportunities include expanded wireless sales in the enterprise space and taking AT&T’s industry-leading portfolio of enterprise IP-based services down market to small business and residential customers.

     SBC expects the transaction will be cash flow positive in 2007 and earnings per share positive in 2008 — both growing in the years thereafter. Positive cash flow from the acquired business is expected to provide additional financial flexibility for SBC over the next several years.

     AT&T currently has approximately $6 billion in net debt and SBC has $26 billion, excluding debt at Cingular Wireless. SBC expects free cash flow after dividends from the combined companies to provide the flexibility to continue to reduce combined debt levels over the next five years while providing excellent cash returns to stockholders.

     Mr. Whitacre will serve as chairman, CEO and a member of the Board of Directors of the new company. Mr. Dorman will serve as president and a member of the

SBC + AT&T In Profile

•	Local networks serving 52 million lines in 13 states including California, Texas, Illinois and Michigan

•	Industry leader in DSL Internet services with 5.1 million lines

•	60 percent owner of Cingular Wireless, United States’ largest wireless provider with 49 million subscribers

•	Revenues excluding Cingular Wireless were $41 billion in 2004

•	Pro forma revenues including Cingular Wireless (100%) were $73 billion in 2004

•	Total employees: 163,000

•	Headquarters: San Antonio, Texas

•	Recognition: Named the World’s Most Admired Telecommunications Company in Fortune magazine’s survey of executives, directors and securities analysts, a title SBC has held since the ranking was initiated seven years ago. SBC has been selected as America’s Most Admired Telecommunications Company by Fortune magazine for the past five years.

•	The world’s most advanced communications network to meet the sophisticated data communication needs of large businesses with multiple locations, serving virtually every member of the Fortune 1000.

•	Global network spans more than 50 countries and connects virtually every country and territory around the world.

•	26 advanced Internet Data Centers, 13 in the United States and 13 in other countries worldwide.

•	$31 billion 2004 revenues

•	Total employees: 47,000

•	Headquarters: Bedminster, New Jersey

•	Recognition: Ranked No. 1 in Yankee Group’s July 2004 ranking of telecommunications providers, judged highest in ability to execute in security risk management services. Named as having the best IP-VPN portfolio by Forrester Research in their September 2004 report card. Won Telecom Asia award for “best-managed carrier” in 2004.

Board of Directors. Additionally, two other members of AT&T’s Board of Directors will join the SBC Board. The corporate headquarters for the combined company will remain in San Antonio.

     With regard to the company name, Whitacre said, “We value the heritage and strength of the AT&T brand, which is one of the most widely recognized and respected names throughout the world, and it will certainly be a part of the new company’s future.”

Note: In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be obtained by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

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Cautionary Language Concerning Forward-Looking Statements

Information set forth in this press release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SBC and AT&T Corporation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of SBC’s and AT&T’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. SBC disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on SBC’s Web site at www.sbc.com/investor_relations.

SBC Investor Briefing

The SBC Investor Briefing is published by the Investor Relations staff of SBC Communications Inc. Requests for further information may be directed to one of the Investor Relations managers by phone at (210) 351-3327 or fax at (210) 351-2071.

Written correspondence should be sent to:

     Investor Relations
     SBC Communications Inc.
     175 E. Houston, Room 8-A-60
     San Antonio, TX 78205

Internet address: http://www.sbc.com

Vice President-Investor Relations

Rich Dietz

Investor Relations Staff

Brian Anderson	Shelly Mathews
Chantel Camarillo	Linda Ramos
Jeff Fancher	Jerrell Ross
John Lamprecht	Blake Steward